EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated March 20, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 654 (Great International Firms Portfolio, Series 30, Morgan Stanley U.S. Multinational 50 Index Portfolio, Series 22 and Morgan Stanley Technology Index Portfolio, Series 37) as of March 20, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
March 20, 2007